FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director Corporate and Investor Communications (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RESULTS FOR
THE SECOND QUARTER OF FISCAL 2007

--Announces $100 Million Increase in Share Buyback Program--

DAYTONA BEACH, Fla. - July 10, 2007 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported results for the fiscal second quarter and six months ended May 31, 2007. In addition, the Company announced a $100 million increase in the amount authorized under its share repurchase program.

"We hosted several successful event weekends during the second quarter, highlighted by solid corporate and consumer demand," said ISC President Lesa France Kennedy. "As a result, we recorded higher total revenues on a comparable event basis, excluding the impact of lower television broadcast rights revenue. This growth was driven by increased sponsorship, admissions, advertising and hospitality revenues, and our outlook remains positive for the future."

Second Quarter Comparison

Total revenues for the second quarter increased to $181.5 million, compared to revenues of $172.1 million in the prior-year period.  Operating income was $35.0 million during the period compared to $52.2 million in the second quarter of fiscal 2006.

Year-over-year comparability was impacted by lower television broadcast rights fees from NASCAR's consolidated contracts that began in 2007; the acquisition of the remaining interest in Raceway Associates LLC (owner and operator of Chicagoland Speedway and Route 66 Raceway) in February 2007; and the timing of certain events, including Kansas Speedway's NASCAR Craftsman Truck/IRL weekend.  In addition, results for the second quarter of fiscal 2007 include accelerated depreciation of $4.6 million, or $0.05 per diluted share after tax, associated with certain existing offices and buildings that are expected to be razed during the next six to 24 months as part of the Company's previously announced Daytona Live! project.  Second quarter results also include impairment charges of $9.1 million, or $0.11 per diluted share after-tax, primarily attributable to ISC's decision to discontinue speedway development efforts in Kitsap County, Washington.  To a lesser extent, the impairment charge includes estimated costs for fill removal on the Company's Staten Island property.
- more -

ISC REPORTS 2007 SECOND QUARTER RESULTS	PAGE 2

Net income for the second quarter of 2007 was $18.4 million, or $0.35 per diluted share, compared to net income of $30.7 million, or $0.58 per diluted share, in the prior year.  Excluding the accelerated depreciation and impairment charges, non-GAAP (defined below) net income for the 2007 second quarter was $27.1 million, or $0.51 per diluted share.

Year-to-Date Comparison

For the six months ended May 31, 2007, total revenues were $366.7 million, compared to $366.0 million in 2006. Operating income for the six-month period was $100.8 million compared to $130.6 million in the prior year.

Year-over-year comparability was impacted by the aforementioned decrease in NASCAR television rights fees, the acquisition of Raceway Associates LLC and the timing of certain events. In addition, year-to-date results for 2007 include $7.2 million in accelerated depreciation for certain office and related buildings in Daytona and the previously discussed 2007 second quarter impairment charges.

Net income for the six months ended May 31, 2007, was $54.2 million, or $1.02 per diluted share. In the first six months of 2006, net income was $74.7 million, or $1.40 per diluted share. Excluding the accelerated depreciation and impairment charges, non-GAAP (defined below) net income for the first six months of 2007 was $64.6 million, or $1.21 per diluted share.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP.  Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The 2007 adjustments relate to accelerated depreciation for certain office and related buildings in Daytona, as well as impairment charges related to the Company's decision to discontinue development efforts in Kitsap County, Washington, and costs related to fill removal on ISC's Staten Island property.  The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

ISC REPORTS 2007 SECOND QUARTER RESULTS	PAGE 3

	(In Thousands, Except Per Share Amounts)
	(Unaudited)

	Three Months Ended
	February 28, 2006	February 28, 2007

Net income	$ 44,053	$ 35,819

Net loss, net of tax, from:
Discontinued operations	78	20
Income from continuing operations	44,131	35,839

Adjustments, net of tax:
Additional depreciation	-	1,612
Non-GAAP net income	$ 44,131	$ 37,451

Per share data:
Diluted earnings per share	$ 0.83	$ 0.67

Net loss, net of tax, from:
Discontinued operations	-	-
Income from continuing operations	0.83	0.67

Adjustments, net of tax:
Additional depreciation	-	0.03
Non-GAAP diluted earnings per share	$ 0.83	$ 0.70

2007 Second Quarter Highlights

An overview of the significant major event weekends held in the second quarter of 2007 includes:

  Daytona International Speedway hosted Bike Week in early March highlighted by the AMA Supercross and Daytona 200, both presented by Honda.
  Homestead-Miami Speedway held a successful IndyCar, Grand-Am and USAC racing weekend, posting a double-digit percentage increase in attendance.
  Martinsville Speedway hosted a weekend of Craftsman Truck and NEXTEL Cup racing, highlighted by a near sold-out crowd for the Goody's Cool Orange 500.  Fans were treated to outstanding on-track competition and the second NEXTEL Cup race with NASCAR's new Car of Tomorrow.
  Phoenix International Raceway hosted a successful weekend of NASCAR Busch and NEXTEL Cup racing.  A near capacity crowd was on-hand as Jeff Gordon captured his first career victory at the race track.
  Talladega Superspeedway also hosted a Busch and NEXTEL Cup race weekend, posting strong overall attendance results.  On-track competition, the hallmark of NASCAR's most competitive track, was outstanding as there were 42 lead changes among 20 different drivers during the Aaron's 499.

ISC REPORTS 2007 SECOND QUARTER RESULTS	PAGE 4

  Kansas Speedway hosted a successful Craftsman Truck/IRL weekend in late April.  This event was held in the third quarter of 2006.

  Richmond International Raceway recorded another sellout for the Crown Royal Presents the Jim Stewart 400 NASCAR NEXTEL Cup race, including the addition of approximately 5,000 net grandstand and club seats installed earlier this year.  The weekend also marked the highly successful debut of the Commonwealth Grandstand and the exclusive, state-of-the-art TORQUE Club.  Due to inclement weather, the NEXTEL Cup race was postponed and run on Sunday.

  Darlington Raceway hosted very successful NASCAR Busch and NEXTEL Cup races, despite the latter being postponed due to rain.  The track "Too Tough to Tame" posted its third consecutive sellout for the Dodge Avenger 500, and Jeff Gordon captured his third win of the season in the rain-delayed race on Sunday.

The Company's top line growth for the second quarter was partly fueled by a strong increase in corporate sponsorship and hospitality revenue.  Yesterday, ISC announced a comprehensive 10-year sponsorship agreement with Coca-Cola North America, which spans 10 facilities and the Daytona 500 Experience (previously known as DAYTONA USA).  This significant agreement ranks among the top three partnerships in ISC history.  The Company also recently secured several race entitlement sponsors including Centurion Boats for Watkins Glen International's NASCAR NEXTEL Cup Series race, NAPA Auto Parts for the inaugural Montreal NASCAR Busch Series event, and Camping World for Watkins Glen's IRL IndyCar race and Daytona's spring NASCAR Busch Series event beginning in 2008.  Lastly, Firestone has agreed to sponsor Michigan International Speedway's IRL IndyCar race in July.  ISC has two remaining NASCAR NEXTEL Cup entitlements open for fiscal 2007 and is in discussion with several potential partners.

"Corporate partner spending remains our fastest growing revenue stream," Ms. France Kennedy added.  "We continue to see strong interest from Fortune 500 corporations and regional businesses, all looking to grow their business by capitalizing on a motorsports partnership.  These businesses choose to partner with ISC due to our premier events, nationwide presence, compelling media and intellectual property assets and professional expertise."

Third Quarter Events

To date in the fiscal third quarter:

  Watkins Glen hosted a successful Grand-Am weekend and Richmond posted higher overall attendance for its weekend of open-wheel racing anchored by the IRL IndyCar Series. Additionally, Watkins Glen hosted an exciting weekend of open-wheel racing, highlighted by Scott Dixon's third consecutive victory in the Camping World Watkins Glen Grand Prix.

ISC REPORTS 2007 FIRST QUARTER RESULTS	PAGE 5
  Michigan hosted a weekend of NEXTEL Cup, Craftsman Truck and ARCA racing. In addition to outstanding on-track competition, several fan-friendly initiatives were put in place during the weekend to help improve the guest experience. Most notably, traffic following the Citizens Bank 400 was reduced to approximately two hours, a vast improvement over prior years. However, financial results for the weekend were less than expected, primarily due to the ongoing weak economic conditions in the region. The Company expects these challenges to impact Michigan's two remaining major events weekends for 2007.
  Daytona hosted a NEXTEL Cup, Busch and Grand-Am racing weekend, highlighted by the second closest finish in Cup history. While the on-track action was outstanding, financial results were lower than anticipated. The Pepsi 400 weekend has experienced inclement weather over the last few years. The recent weather issues coupled with the regional nature of the weekend from a consumer selling perspective has impacted ticket sales.
For the remainder of the third quarter, ISC will host NEXTEL Cup and Busch series weekends at Chicagoland, Watkins Glen and Michigan, as well as an IRL race weekend at Michigan. In addition, through its limited partnership with Group Motorise International, the inaugural NASCAR Busch and Grand-Am race weekend will be held at Circuit Gilles Villeneuve in Montreal, Canada.

External Growth Initiatives

During the second quarter, the Company announced it entered into a 50/50 joint venture with The Cordish Company to explore a commercial mixed-use development project on its acreage owned across from Daytona International Speedway.  Final design plans will incorporate the results of local market studies and further project analysis.  If results of these analyses are favorable and the joint venture proceeds with the development, it is expected that certain existing corporate headquarter offices and other buildings, which are not fully depreciated, will be razed during the next six to 24 months.  This will result in incremental non-cash charges relating to accelerated depreciation of approximately $7.5 million, or $0.09 per diluted share after tax, over the last two quarters of fiscal 2007.  As mentioned earlier, the Company recorded $4.6 million, or $0.05 per diluted share after tax, of accelerated depreciation in the fiscal second quarter.

The Company continues to pursue a public/private partnership in Colorado to develop a motorsports entertainment facility in the metropolitan Denver market.  ISC is currently evaluating a number of land parcels, and looks forward to working with public officials to explore the feasibility of a public/private partnership that will bring considerable economic impact to the region.

While the Company is disappointed it could not proceed with a speedway development in Kitsap County, Washington, ISC still believes the Pacific Northwest represents an attractive long-term opportunity and remains interested in a speedway development project in the region.

ISC REPORTS 2007 SECOND QUARTER RESULTS	PAGE 6

ISC has resumed efforts to identify potential site locations in the metropolitan New York area but at this point, the process is purely exploratory.  No specific proposals have been offered or received, and the Company does not have a predetermined timetable for concluding potential site evaluation efforts in the region.  ISC strongly believes a premier facility in the nation's number one media market is a significant long-term opportunity.

The Company has also begun to market its Staten Island property for disposition and expects to engage in discussions with interested parties and/or potential joint venture partners in the next several months.  In May 2007, ISC entered into a consent order with the New York Department of Environmental Conservation to resolve several issues surrounding the fill operations and acceptance of fill that did not comply with certain regulatory standards.  The order requires ISC to remove the non-compliant fill pursuant to a comprehensive removal plan developed with the DEC, and imposed a penalty of $562,000, half of which was paid in May.  The other half is held in abeyance so long as ISC complies with the terms of the consent order.

In addition to the penalty payment, ISC accrued in the 2007 second quarter approximately $2.6 million for total costs associated with the fill removal process.  The Company is currently evaluating the liability of and potential recoveries from other parties associated with the fill removal.  ISC continues to work closely with the DEC and other agencies to resolve these issues and expects to resume fill operations within the next several months after appropriate regulatory approvals are obtained.

Other Developments

Regarding the Kentucky Speedway, LLC, civil action filed in July 2005 against NASCAR and ISC, the Company is proceeding with the preparation of its defense.  ISC now expects fiscal 2007 litigation costs related to its defense will range between $6.0 million and $7.0 million, or $0.07 to $0.08 per diluted share after tax.  Pretrial discovery in the case was recently concluded and, based on the all of the evidentiary materials reviewed, ISC believes more strongly than ever that the vague allegations of the complaint are totally without merit.  At this point the Company also believes the likelihood of a materially adverse result appears to be remote, although there is always a level of uncertainty in litigation.  ISC will continue to vigorously defend itself in this matter.

Regarding Motorsports Authentics, the Company's 50/50 merchandising joint venture with Speedway Motorsports, Mark Dyer recently joined the business as President and CEO.  Dyer has over 25 years of sports business experience and most recently was the Vice President of Licensing at NASCAR.  Dyer and his team have initiated a comprehensive review of the business, and the results of his team's preliminary evaluation to date are included in ISC's revised full year fiscal 2007 guidance.  Motorsports Authentics now expects to post a loss of between $15 and $20 million for 2007, resulting in an approximate $0.15 to $0.20 reduction in full year earnings per share for ISC.  This impact assumes a limited income tax benefit from the loss.

ISC REPORTS 2007SECOND QUARTER RESULTS	PAGE 7

More than half of the decline is associated with Dale Earnhardt Jr.'s decision to leave DEI at the end of 2007, resulting in lower merchandise sales in multiple distribution channels.  To a lesser extent, some of the shortfall is driven by a more challenging consumer economic environment than was anticipated at the beginning of the year by the joint venture.  Despite the lowered outlook, ISC continues to believe Motorsports Authentics has significant potential for generating solid growth in earnings and cash flow over the longer term.

Share Repurchase Program

Separately, the Company announced today that its Board of Directors has increased the authorized limit for ISC's previously announced share repurchase program to $150 million. This increase reflects senior management's confidence in the Company's strong financial position and the significant visibility of its future operating results. Even with the increased limit, ISC continues to have the financial flexibility to execute on long-term strategic growth initiatives including external development and potential acquisitions. In the second quarter, the Company purchased 291,696 shares of its Class A Common Stock for $15.0 million, bringing the total number of shares purchased to 501,432 since the program was initiated in December 2006. ISC believes its capital allocation strategy reflects a balanced approach that will enhance shareholder value and further position the Company for long-term success.

2007 Financial Outlook

ISC has refined its financial guidance for fiscal 2007.  The Company now expects full year total revenues to range between $810 million and $820 million.  ISC also expects non-GAAP earnings for fiscal 2007 to range between $2.80 and $2.90 per diluted share.  The most significant factor in the lowered earnings guidance is the aforementioned revised outlook for Motorsports Authentics.  ISC expects its portion of losses from Motorsports Authentics to range between $2 million and $3 million, or $0.04 to $0.06 per diluted share after-tax, for each of the third and fourth quarters of fiscal 2007.  Higher expenses associated with the Kentucky litigation and less than anticipated results at Michigan and Daytona also contributed to the decrease.  Finally, the Company's guidance assumes an income tax rate of between 39.5% and 40.0% for the final two quarters.

ISC expects earnings before interest, taxes, depreciation and amortization ("EBITDA")1 and operating margins for the 2007 third quarter, fourth quarter and full year to range as follows:

1. EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.

ISC REPORTS 2007SECOND QUARTER RESULTS	PAGE 8

It is important to note that the financial guidance does not include the accelerated depreciation for certain office and related buildings in Daytona, as well as impairment charges related to the Company's decision to discontinue development efforts in Kitsap County, Washington, and costs related to fill removal on ISC's Staten Island property.

Ms. France Kennedy concluded, "We continue to have a strong outlook on the industry and our business. The sport remains healthy and several industry developments are raising awareness. The Car of Tomorrow is making progress in the areas of competition, safety and cost reduction, and Toyota is beginning to have success on the track. Over the next few months, we look forward to ABC/ESPN's coverage of the NEXTEL Cup Series and the revised Chase for Championship format. We also eagerly anticipate the naming of a new title sponsor for the NASCAR Busch Series, which will help raise that series to new heights. Finally, we look forward to working closely with Sprint in the re-branding of the Cup series and increasing visibility for the sport.

"As for ISC, the overall fundamentals of our business are solid and we remain well positioned for continued success. For the remainder of fiscal 2007 and beyond, we look forward to Mark Dyer and his team's contributions at Motorsports Authentics to help that business begin to realize its full potential. We also expect to leverage ISC's recently announced enhanced management structure to identify ways to elevate the fan experience, as well as allow us to take advantage of other key growth opportunities to build long-term shareholder value."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (800) 322-9099 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, identification number 8926749. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available one hour after the end of the call through midnight Tuesday, July 17, 2007. To access, dial (877) 519-4471 and enter the code 8926749, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. In addition, ISC is a limited partner with Group Motorise International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

ISC REPORTS 2007SECOND QUARTER RESULTS	PAGE 9

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; the Daytona 500 Experience, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS 2007SECOND QUARTER RESULTS	PAGE 10

ISC REPORTS 2007 SECOND QUARTER RESULTS	PAGE 11

Consolidated Balance Sheets

(In Thousands)
(Unaudited)

	November 30, 2006	May 31, 2007
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 59,681	$ 80,091
Short-term investments	78,000	19,185
Receivables, less allowance of $1,000 in 2006 and 2007	52,699	78,842
Inventories	3,976	6,776
Deferred income taxes	995	1,179
Prepaid expenses and other current assets	8,251	19,097
Total Current Assets	203,602	205,170
Property and Equipment, net of accumulated depreciation of $371,219 and $407,234, respectively	1,157,313	1,291,027
Other Assets:		
Equity investments	175,915	129,346
Intangible assets, net	149,314	179,055
Goodwill	99,507	118,587
Deposits with Internal Revenue Service	110,813	117,936
Other	25,595	27,658
	561,144	572,582
Total Assets	$ 1,922,059	$ 2,068,779
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Current portion of long-term debt	$ 770	$ 2,521
Accounts payable	29,577	21,338
Deferred income	124,254	219,541
Income taxes payable	22,477	25,345
Other current liabilities	19,226	24,633
Total Current Liabilities	196,304	293,378
Long-Term Debt	367,324	376,404
Deferred Income Taxes	191,642	198,452
Long-Term Deferred Income	10,808	16,026
Other Long-Term Liabilities	866	5,119
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 31,078,307 and 30,937,406 issued and outstanding in 2006 and 2007, respectively	311	309
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 22,100,263 and 21,780,416 issued and outstanding in 2006 and 2007, respectively	221	218
Additional paid-in capital	698,396	673,823
Retained earnings	456,187	505,050
Total Shareholders' Equity	1,155,115	1,179,400
Total Liabilities and Shareholders' Equity	$ 1,922,059	$ 2,068,779

ISC REPORTS 2007 SECOND QUARTER RESULTS	PAGE 12

Consolidated Statements of Cash Flows

(In Thousands)
(Unaudited)

	Six Months Ended May 31, 2006	Six Months Ended May 31, 2007
OPERATING ACTIVITIES		
Net income	$ 74,740	$ 54,209
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	27,242	39,148
Stock-based compensation	1,283	1,470
Amortization of financing costs	282	259
Deferred income taxes	8,868	7,883
Loss from equity investments	4,683	4,611
Impairment of long-lived assets	-	6,143
Excess tax benefits relating to stock-based compensation	(185)	(131)
Other, net	(105)	729
Changes in operating assets and liabilities:		
Receivables, net	(30,370)	(24,271)
Inventories, prepaid expenses and other assets	(12,437)	(13,188)
Deposits with Internal Revenue Service	-	(7,123)
Accounts payable and other liabilities	2,824	1,029
Deferred income	78,917	85,693
Income taxes	5,342	3,013
Net cash provided by operating activities	161,084	159,474
INVESTING ACTIVITIES		
Capital expenditures	(54,290)	(56,112)
Proceeds from asset disposals	161	-
Purchase of equity investments	(124,577)	-
Acquisition of businesses, net of cash acquired	-	(87,093)
Proceeds from affiliate	128	67
Proceeds from short-term investments	50,600	83,450
Purchases of short-term investments	(77,700)	(24,635)
Other, net	549	54
Net cash used in investing activities	(205,129)	(84,269)
FINANCING ACTIVITIES		
Proceeds under credit facility	80,000	65,000
Payments under credit facility	(80,000)	(65,000)
Payment of long-term debt	-	(28,679)
Exercise of Class A common stock options	145	272
Excess tax benefits relating to stock-based compensation	185	131
Reacquisition of previously issued common stock	(460)	(26,519)
Net cash used in financing activities	(130)	(54,795)
Net (decrease) increase in cash and cash equivalents	(44,175)	20,410
Cash and cash equivalents at beginning of period	130,758	59,681
Cash and cash equivalents at end of period	$ 86,583	$ 80,091

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